COMMERCIAL BANKSHARES, INC. REPORTS
THIRD QUARTER EARNINGS

Miami-based Commercial Bankshares, Inc., (Nasdaq: CLBK), parent of Commercial Bank of Florida, today reported record third quarter 2005 earnings of $3.09 million, an 8% increase over third quarter 2004 earnings of $2.86 million. Diluted earnings per share were $.49 for the third quarter of 2005, as compared to $.46 for the same period in 2004. The third quarter 2005 earnings represent a 1.25% annualized return on average assets and a 15.44% annualized return on average equity.

Results for the nine months ended September 30, 2005 showed earnings of $9.01 million, an 8% increase over earnings for the same nine-month period in 2004 of $8.37 million. Diluted earnings per share were $1.44 for the nine months ending September 30, 2005, as compared to $1.35 for the same period one year ago. Nine-month 2005 earnings represent a 1.28% annualized return on average assets and a 15.56% annualized return on average equity.

Total deposits increased 16%, closing the quarter at $827 million, as compared to $710 million one year ago. Total assets increased by 13% to $985 million, from $870 million as of September 30, 2004. Capital remains strong, with leverage capital, tier 1 risk-based capital and total risk-based capital ratios of 7.8%, 13.0% and 14.2%, respectively, at September 30, 2005.

The loan portfolio showed strong growth, closing the quarter with a net balance of $485 million. This is an increase of 11% from the third quarter 2004 closing balance of $436 million. The allowance for loan losses closed the quarter at $5.0 million, or 1.0% of total loans. There were no non-performing assets as of September 30, 2005.

“We are pleased with the quarter and nine-month results, which show continued growth and profitability,” said Joseph W. Armaly, Chairman and Chief Executive Officer. “We will work consistently and diligently through this uncertain period in our economy to ensure that the Company is well positioned to meet the challenges ahead.”

Tax-equivalent net interest income for the third quarter of 2005 increased 6% to $8.7 million, from $8.2 million in the third quarter of 2004. The increase is the result of growth in average earning assets, which have increased 16% to $936 million for the third quarter of 2005 as compared to $806 million for the third quarter of 2004, partially offset by a lower net interest yield. The tax-equivalent net interest yield was 3.71% for the quarter ended September 30, 2005, compared to 4.06% for the same period in 2004. For the nine months ended September 30, 2005, tax-equivalent net interest income increased 8% to $25.7 million from $23.9 million in the same nine-month period one year ago, and the tax-equivalent net interest margin decreased to 3.85% from 4.06% one year ago. The decrease in yield is the result of the Bank’s liability sensitive position in a rising interest rate environment.

COMMERCIAL BANKSHARES, INC.
Selected Financial Data
(Dollars in thousands except share information)
(Unaudited)

	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,

Financial Highlights:	2005	2004	2005	2004
Net income	$3,086	$2,858	$9,012	$8,369
Net interest income	$8,473	$7,890	$24,909	$23,031
Net interest income (FTE)(1)	$8,747	$8,216	$25,747	$23,899
Earnings per common share:
Basic	$.51	$.48	$1.51	$1.42
Diluted	$.49	$.46	$1.44	$1.35
Return on average assets	1.25%	1.34%	1.28%	1.35%
Return on average equity	15.44%	15.99%	15.56%	16.16%
Net interest yield (FTE)(1)	3.71%	4.06%	3.85%	4.06%
Non-interest income	$640	$715	$1,950	$2,148
Security gains	$0	$0	$0	$0
Non-interest expense	$4,390	$4,202	$13,018	$12,553
Provision for loan losses	$30	$110	$170	$134
Net charge-offs (recoveries)	$(37)	$(3)	$(40)	$(140)
Weighted average shares:
Basic	6,002	5,933	5,977	5,908
Diluted	6,287	6,239	6,278	6,201
        (1) Calculated on a fully tax-equivalent basis.

Selected Balance Sheet Data:	9/30/2005	9/30/2004
Assets	$985,494	$870,441
Investment securities	$385,556	$327,794
Loans, net	$484,956	$435,517
Deposits	$826,596	$709,985
Stockholders’ equity	$79,717	$73,400
Capital ratios:
Leverage	7.79%	7.82%
Tier 1	12.96%	12.83%
Tier 2	14.17%	14.22%
Book value per common share	$13.28	$12.37
Shares outstanding	6,003	5,933

Asset Quality:
Allowance for loan losses	$4,961	$4,702
Non-performing assets	$0	$0
Allowance/total loans	1.01%	1.07%
Allowance/non-performing assets	n/a	n/a
Non-performing assets/assets	0%	0%

Quarterly Averages:
Earning assets	$935,714	$805,695
Loans	$488,533	$438,330
Deposits	$822,246	$704,776
Stockholders’ equity	$79,314	$71,106

Commercial Bankshares, Inc. is the parent company of Commercial Bank of Florida, a state-chartered, FDIC-insured Federal Reserve member bank with $980 million in assets. The Bank operates 14 branches in Miami-Dade and Broward Counties, Florida. The Company's stock is traded on NASDAQ under the symbol CLBK. The Bank’s web site is www.commercialbankfl.com

Statements contained in this release, which are not historical facts, may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include without limitation the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, changes in the interest rates, the effects of competition, and other factors that could cause actual results to differ materially as discussed further in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact:   Barbara E. Reed, Senior Vice President and CFO
      Commercial Bankshares, Inc. (305) 267-1200